UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

April 26, 2006

Dear Shareholder:

Last week UnitedHealth Group announced record first quarter 2006 results reflecting strong growth in each of the company’s business units. We also increased our full year earnings growth outlook to a range of 22% to 24% in 2006 over comparable 2005 results. As further evidence of our strength, cash flow from operations is projected to increase this year by $1.4 billion to $1.6 billion over 2005 to a range of $5.7 billion to $5.9 billion, well in excess of our estimated net income of $4.1 billion.

We know UnitedHealth Group shareholders have come to expect this kind of performance. Assuming reinvestment of dividends, an investor who purchased $100 of UnitedHealth Group stock on January 1, 2000 would have had, at December 31, 2005, an investment valued at $938.22. In comparison, $100 invested in the S&P 500 five years ago would have been worth $84.96 at December 31. To look at another measure, over the 15-year period ended December 31, 2005, UnitedHealth Group’s earnings per share grew at a compound annual growth rate of 32%. The appreciation of the company’s stock (nearly 70 fold since the beginning of 1991) is comparable to that of the dot com companies at the height of the tech boom, except that in UnitedHealth’s case, this performance was based on achievement, not promise and has been sustained for over 15 years.

The success of UnitedHealth Group in large part reflects the exceptional efforts of the company’s employees, more than 14,000 of whom participated in the company’s equity-based incentive programs. The company has attracted and retained arguably the finest group of managers possible, people competitively recruited to the company from other high-growth and performance fields, such as technology, communications, Internet, banking and health care. The value of our diverse and accomplished leadership team has been widely recognized and applauded by shareholders and other observers year after year. UnitedHealth Group has been able to attract and motivate such employees by offering competitive incentive packages. While so doing, the Board focused on the use of equity for incentive programs so as to minimize any impact on costs for its clients, while aligning the interests of employees and shareholders.   The Compensation and Human Resources Committee of the Board of Directors oversees the compensation programs and continuously works to realize this alignment of shareholder, employee and customer value.

At UnitedHealth Group, we recognize that ongoing self-assessment and refinement is fundamental to maintaining the highest standards of performance and integrity. Consistent with this commitment, the Compensation Committee is considering changes to the way our most senior people are compensated. Their review will address the elimination of change-in-control severance payments and non-cash perquisites and foregoing for the foreseeable future further equity-based grants or awards for a small number of our most senior and longest tenured executives for whom equity positions are well-established from prior years of service. I am included in that group. The Compensation Committee will be considering these matters soon, and acting on them at the upcoming Board meeting next week.

In addition to executive compensation, the entire Board of Directors is committed to ongoing advancement in best practices in corporate governance. Consistent with this goal, today we are announcing that the Board has approved a number of governance initiatives, including recommending that shareholders vote at the 2007 Annual Meeting to declassify the Board of Directors and eliminate super majority approval provisions in the company’s articles of incorporation.

As you are also probably aware, there have been a variety of reports recently in the media and elsewhere raising concerns about stock option grant practices at a number of public companies, including UnitedHealth Group. As soon as we became aware of the criticism, we commenced a thorough review of our own historic practices through the appointment of a Committee comprised of independent directors with independent legal counsel. Once that retrospective review concludes, the Board and I, along with the rest of the management team, will report the results and will act, if necessary, to ensure that shareholders’ interests are fully met.

It is important that we ensure that this and other vital work of the Compensation Committee, as well as the Board itself, continues by voting to re-elect James Johnson and Mary Mundinger to the Board of Directors. You may know that the proxy advisory firm ISS recommended on April 19th that its institutional clients vote to withhold their support from these nominees. I and our full Board disagree with this recommendation for three reasons.

First, ISS’s criticism of our Board’s Compensation Committee derives from the very same matters the Board is, even at this moment, addressing. The Compensation Committee, now headed by James Johnson, has initiated a series of compensation-related improvements for the company that seek to lessen the shareholder impact of equity-related compensation, while at the same time ensuring that senior managers continue to hold appropriate equity positions in the company. New policies and changes have already been taken relative to these issues, and further new changes are also under review for action. These directors are driving improvements in very real time.

Second, while the withhold vote can be considered “symbolic” or a way to “send a message” where directors are elected by a plurality of votes cast at a meeting of shareholders, such votes have far greater significance for UnitedHealth Group’s director nominees. This is because, as you may recall, UnitedHealth Group recently instituted a majority voting policy as part of its progressive efforts to bring governance practices in line with the requests of shareholder representative groups such as ISS. The new policy provides that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation following certification of the shareholder vote. The Nominating Committee is obligated to consider the resignation offer and make a recommendation to the Board. The Board, in turn, must act on the Nominating Committee’s recommendation within 90 days following certification of the shareholder vote and disclose its decision in a news release.

Finally, James Johnson and Mary Mundinger have served our company since 1993 and 1997, respectively, and their talents, experience and knowledge of our company are invaluable. They have intimate knowledge regarding our company’s areas of focus, are experienced in public company matters, and embody the highest standards of integrity. As your Board considers changes to the way managers are rewarded – changes made appropriate and heightened by our success as a company – you deserve the insight and experience of these dedicated and seasoned members.

The shareholder meeting is May 2. Please return a vote FOR all four directors standing for election. In this constantly changing environment, there is no one better qualified to continue the work of guiding your company.

Sincerely,

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William W. McGuire, M.D.
Chairman and Chief Executive Officer